UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)

                                 August 6, 1998


                              FFY FINANCIAL CORP.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                   0-21638                  34-1735753
-------------------------------------------------------------------------------
      (State or other       (Commission File Number)        (IRS Employer
      jurisdiction of                                       Identification
      incorporation)                                           Number)


       724 Boardman-Poland Road, Youngstown, Ohio               44512
-------------------------------------------------------------------------------
        (Address of principal executive offices)              (Zip Code)


      Registrant's telephone number, including area code:    330-726-3396
-------------------------------------------------------------------------------


                                      N/A
-------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)



Item 5.  Other Events

         On August 6, 1998, the Registrant issued the attached press release.


Item 7.  Financial Statements and Exhibits

         (a)   Exhibits

               1.    Press release, dated August 6, 1998.



                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        FFY FINANCIAL CORP.

Date:   August 6, 1998                  By: /s/ Jeffrey L. Francis
      ------------------                    -----------------------------------
                                                Jeffrey L. Francis,
                                                President and CEO



For Immediate Release                         For Further Information:
Thursday, August 6, 1998                      Jeff Francis, President and CEO
                                              Terri Liutkus, Treasurer and CFO
                                              330/726-3396 - telephone
                                              330/758-1356 - telecopier


          FFY Financial Corp. Reports FY98 Net Income of $7.7 Million
                  $1.98 Annual Net Earnings Per Diluted Share
                  $.50 4th Quarter Earnings Per Diluted Share

      Youngstown, Ohio August 6, 1998 - FFY Financial Corp. (NASDAQ: FFYF) announced net income of $7.7 million or $1.98 per diluted share for its fiscal year ended June 30, 1998. Earnings for the current year compare to $5.3 million or $1.19 per diluted share for the year ended June 30, 1997. Prior year earnings included a one-time charge of approximately $2.0 million after tax resulting from legislation to recapitalize the Savings Association Insurance Fund (SAIF). Earnings for the 4th quarter ended June 30, 1998 totaled $1.9 million or $.50 per diluted share, compared to $2.0 million or $.50 per diluted share for the 4th quarter ended June 30, 1997.

      Assets totaled $651.7 million at June 30, 1998, an increase of $52.5 million or 8.8% from $599.2 million at June 30, 1997 primarily due to growth in the securities and loan portfolios. Securities totaled $140.8 million at June 30, 1998, an increase of $28.8 million from $112.0 million at June 30, 1997 due to an increase in government agency and municipal bond holdings. Net loans receivable increased $21.8 million and totaled $482.5 million at June 30, 1998 with growth predominantly in consumer loans. The growth in consumer loans was due primarily to $15.9 million in loans to customers in June 1998 to fund their stock subscriptions in an initial public offering by a local financial institution converting from a mutual to stock form of ownership. To date, approximately $12.7 million of these loans have been repaid.

      Deposits totaled $444.0 million at June 30, 1998, a decline of $6.2 million, or 1.4% from $450.2 million at June 30, 1997 due to a decline in deposits in the 4th quarter as a result of withdrawals by customers investing in the initial public offering of the local financial institution discussed above. Growth in assets was funded largely through borrowings and repurchase agreements, which totaled $34.0 million and $64.4 million, respectively at June 30, 1998, an increase of $6.5 million and $32.1 million, respectively from June 30, 1997, enabling the Company to further leverage its excess capital.

      Late in 1997, the Company announced plans to offer expanded financial services to consumers, including real estate services and property and casualty insurance. Real estate services, which began in September 1997, and insurance sales, which began operations on April 1, 1998 are offered through investments of FFY Holdings, Inc., a wholly owned subsidiary of FFY Financial Corp. The operations of FFY Holdings, Inc. for the quarter and year ended June 30, 1998 were net losses of $83,000 and $141,000, respectively.

      On October 20, 1997, the Company announced its intention to repurchase 5%, or 206,020 of its then outstanding shares of common stock in open market transactions over a twelve month period beginning on that date. To date, 166,400 shares have been repurchased at an average cost of $32.53 per share and 39,620 shares remain to be repurchased. Since completing its conversion to a publicly owned stock company on June 28, 1993, the Company has repurchased 2.9 million shares at an average price of $21.83 per share, returning $64.3 million to shareholders.

      At its meeting on July 21, 1998 the Company's board of directors approved its regular quarterly dividend of 20 cents per share. The dividend will be paid on August 13, 1998 to shareholders of record on July 31, 1998.

      Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended June 30, 1997 and Form 10-Q for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.



FFY FINANCIAL CORP. AND SUBSIDIARIES





                                                         June 30,    June 30,      %
Selected Consolidated Financial Condition Data:            1998        1997      Change
-----------------------------------------------          --------    --------    ------
($ in thousands)

Total assets                                             $651,746    $599,249       9%
Loans receivable, net                                     482,463     460,712       5%
Allowance for loan losses                                   2,740       2,962      -7%
Non-performing assets                                       3,324       3,993     -17%
Securities available for sale                             140,793     112,036      26%
Deposits                                                  444,017     450,224      -1%
Securities sold under agreements to repurchase:
  Short-term                                               13,088       7,307      79%
  Long-term                                                51,300      25,000     105%
Borrowed funds                                             33,985      27,455      24%
Stockholders' equity                                       84,216      82,174       2%


                                                       Three months ended                  Year ended
                                                            June 30,                        June 30,
                                                  ----------------------------    ----------------------------
                                                                          %                               %
Selected Consolidated Operations Data:             1998       1997      Change     1998       1997      Change
-----------------------------------------         -------    -------    ------    -------    -------    ------
($ in thousands except per share amounts)

Total interest income                             $11,969    $11,709       2%     $48,006    $45,925       5%
Total interest expense                              6,416      6,219       3%      25,559     23,823       7%

      Net interest income                           5,553      5,490       1%      22,447     22,102       2%
Provision for loan losses                             124        126      -2%         565        688     -18%

      Net interest income after provision
       for loan losses                              5,429      5,364       1%      21,882     21,414       2%
Service charges                                       186        159      17%         700        563      24%
Gain (loss) on sale of securities                      93         25     272%         247       (320)     NM
Other non-interest income                             269        109     147%         818        375     118%
Total non-interest expense                         (3,033)    (2,764)     10%     (11,771)   (14,288)    -18%

      Income before federal income taxes            2,944      2,893       2%      11,876      7,744      53%

Federal income tax expense                          1,026        886      16%       4,147      2,420      71%

Net income                                        $ 1,918    $ 2,007      -4%     $ 7,729    $ 5,324      45%

Basic earnings per share                          $  0.51    $  0.52      -2%     $  2.06    $  1.23      67%

Diluted earnings per share                        $  0.50    $  0.50       0%     $  1.98    $  1.19      66%

Cash dividends declared per share                 $  0.20    $ 0.175      14%     $  0.80    $  0.70      14%

<F1>  Note 1 - Certain amounts in the 1997 consolidated operations data have been reclassified to conform with the 1998 presentation.
<F2>  NM     - Not a meaningful measure of performance.


FFY FINANCIAL CORP. AND SUBSIDIARIES


                                                               Three months ended              Year ended
                                                                    June 30,                    June 30,
                                                           --------------------------    ----------------------
Selected Financial Ratios and Other Data:                     1998           1997          1998         1997
-----------------------------------------                  -----------    -----------    ---------    ---------

Performance Ratios:
  Return on average assets (1)                               1.21% (8)      1.34% (8)      1.25%        0.90%
  Return on average equity (2)                               9.12% (8)      9.70% (8)      9.28%        5.73%
  Interest rate spread information:
    Average during period (3)                                3.09% (8)      3.20% (8)      3.19%        3.17%
    End of period (3)                                        2.94%          3.06%          2.94%        3.06%
  Net interest margin (3) (4)                                3.72% (8)      3.82% (8)      3.81%        3.89%
  Operating expense to average assets                        1.92% (8)      1.85% (8)      1.90%        2.42%
  Efficiency ratio (5)                                      50.45%         48.00%         49.08%       62.01%
  Dividend payout ratio (6)                                 40.00%         35.00%         40.40%       58.82%

Performance Ratios Excluding Affiliates (7):
  Return on average assets (1)                               1.26% (8)      1.34% (8)      1.27%        0.90%
  Return on average equity (2)                               9.45% (8)      9.70% (8)      9.41%        5.73%
  Operating expense to average assets                        1.81% (8)      1.85% (8)      1.84%        2.42%
  Efficiency ratio (5)                                      48.26%         48.00%         47.92%       62.01%

Quality Ratios (end of period):
  Non-performing assets to total assets                      0.51%          0.67%          0.51%        0.67%
  Allowance for loan losses to non-performing assets        82.43%         74.18%         82.43%       74.18%
  Allowance for loan losses to gross loans outstanding       0.56%          0.64%          0.56%        0.64%

Capital Ratios:
  Equity to total assets at end of period                   12.92%         13.71%         12.92%       13.71%
  Average equity to average assets                          13.30%         13.82%         13.47%       15.71%
  Book value per share                                     $21.00         $19.83         $21.00       $19.83
  Tangible book value per share                            $20.98         $19.83         $20.98       $19.83
  Change in book value and tangible book value
    per share due to SFAS No. 115                          $ 0.20         $ 0.03         $ 0.20       $ 0.03
  Ratio of average interest-earning assets to
    average interest-bearing liabilities                     1.15 x         1.14 x         1.15 x       1.17 x

<F1> - Ratio of net income to average total assets.
<F2> - Ratio of net income to average equity.
<F3> - Ratio is presented on a fully taxable equivalent basis using the company's federal statutory tax rate of 34%.
<F4> - Net interest income divided by average interest earning assets -
       calculated without consideration of the unrealized gain on securities available for sale.
<F5> - Ratio is calculated without consideration to goodwill amortization and gain (loss) on sale of securities.
<F6> - Cash dividends declared per share divided by diluted earnings per share.
<F7> - Ratios presented are not inclusive of the operations of the company's real estate and insurance affiliates which began operations in September 1997 and April 1998, respectively.
<F8> - Annualized.